Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2010, with respect to the consolidated financial statements of Sandy Spring Bancorp, Inc. and subsidiaries and internal control over financial reporting included in the 2009 Annual Report of on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
May 10, 2010